UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 9, 2011

HECKMANN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33816	26-0287117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Cherrington Parkway, Suite 200, Coraopolis, Pennsylvania 15108 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code

(412) 329-7275

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K, the terms “we,” “us,” “our” and the “Company” mean Heckmann Corporation, a Delaware corporation.

Item 8.01	Other Events.

At September 30, 2011, we had 116,727,227 shares of common stock outstanding. In addition, we had outstanding warrants exercisable for 64,871,645 million shares of our common stock.

From September 30, 2011 through November 9, 2011 at 5:00 p.m. New York City time, warrants were exercised for 7,985,209 shares of common stock, resulting in cash proceeds to us in the amount of $47,911,254. A total of 55,318,394 million warrants expired by their own terms on November 9, 2011 at 5:00 p.m. New York City time.

As a result of the warrant exercises and expiration, we have outstanding 124,712,436 shares of our common stock. We now have outstanding approximately 1.57 million privately-issued warrants, of which approximately 0.94 million are exercisable at $6.38 per share and expire on January 24, 2013, and approximately 0.63 million are exercisable at $2.02 per share and expire on August 22, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HECKMANN CORPORATION

Date: November 14, 2011	By:	/s/ Damian C. Georgino
Damian C. Georgino Executive Vice President, Corporate Development and Chief Legal Officer